UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2007

ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.

(Exact Name of Registrant as Specified in Its Charter)

Florida	000-30486	65-0738251
(State of Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification
Incorporation)		Number)

420 Lexington Avenue, New York, New York	10170
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (646) 227-1600

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors;
Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Employment Agreement with Wayne I. Danson

On March 14, 2007, Advanced Communications Technologies, Inc. (the “Company”) entered into an employment agreement with Wayne I. Danson pursuant to which Mr. Danson will continue serving as the Company’s President and Chief Executive Officer. The employment agreement has a term of two years beginning as of January 1, 2007.

Under the employment agreement, Mr. Danson will receive a base salary of $350,000 in the first year of employment and a base salary of $400,000 in the second year. Mr. Danson earned a signing bonus of $50,000 upon execution of the Agreement which is payable on May 15, 2007, or earlier if certain financing is received by the Company. Mr. Danson is also entitled to a bonus of between $250,000 and $500,000, as determined by the Compensation Committee of the Board, upon consummation of certain acquisition transactions. In the employment agreement, the Company acknowledges accrued compensation owed pursuant to Mr. Danson’s recently expired Services Agreement in the amount of $342,575, which is payable on May 15, 2007, or earlier if certain financing is received by the Company. Certain other terms of the employment agreement are as follows:

•
The Company agrees to cause Mr. Danson to continue as a director of the Company, and Mr. Danson agrees to serve as a director. In addition, at the request of the Board of Directors he will serve as a director or officer of any subsidiary of the Company without additional compensation.

•
For each fiscal year or portion therefore during the term of the employment agreement, the Company may pay an annual performance bonus, in cash, options to purchase shares of common stock and/or restricted shares of common stock, in an amount determined at the sole discretion of the Compensation Committee. In addition, the Company may grant cash bonuses, options to purchase shares of common stock and/or restricted shares of common stock to Mr. Danson, with a vesting schedule and other terms established by the Compensation Committee, in its sole discretion.

•
The Company is obligated to provide a $2,000,000 term life insurance policy on Mr. Danson’s life, with a beneficiary of his choosing, and to insure Mr. Danson under a $2,000,000 key man life insurance policy.

•
The employment agreement contains restrictive covenants prohibiting Mr. Danson from competing with the Company or soliciting the Company’s employees or customers for another business during the term of the agreement and for a period of two years after termination or the end of the employment term.

•
The Company may terminate the employment agreement for “cause” as defined therein or in the event that the respective executive becomes “Permanently Disabled” as defined therein. Mr. Danson may terminate his agreement for “Good Reason” as defined therein. The employment agreement automatically terminates upon Mr. Danson’s death.

•
In the event that the Company terminates the executive’s employment without cause, the Company will pay to the executive (i) any accrued base salary and reimbursement for business expenses incurred prior to the termination date and any accrued unpaid bonus for the current and prior fiscal years (the “Accrued Payments”). (ii) any unpaid bonus owed for a prior year, to the extent such bonus has been earned and (iii) a severance payment equal to the additional amount of base salary which would have been payable to the executive during the twelve-month period immediately following the termination date (the “Severance Payment”), which Severance Payment will be payable in cash to the executive in a lump sum no later than 30 days after the termination date.

•
In the event that the executive terminates the employment agreement for Good Reason, the Company will pay the executive the Accrued Payments and the Severance Payments in a lump-sum no later than 30 days after the termination date.

•
In the event that within three months prior to, or twelve months following, a “Change in Control” (as defined in the employment agreement), the Company terminates the agreement without cause (including the Company’s refusal or failure to renew for at least one year upon expiration of an employment period occurring during such time period), or the executive terminates the agreement with Good Reason the Severance Payment will be increased to an amount which, when added to the base salary paid to the executive from the date of Change of Control to the termination date, if any, equals 299% of the amount of base salary which would have been payable to the executive during the twelve-month period immediately following the termination date (the “Change in Control Benefit”). In addition, upon such a termination, all unvested stock options or stock awards held by the executive shall immediately become accelerated and vested. Any payment due in the foregoing events shall be paid in a lump sum later no than 30 days after the termination date

.
•	The Company agreed to enter into an indemnification agreement with Mr. Danson.

•	The Company and Mr. Danson agreed to certain reductions in his base salary and severance entitlement in the event of certain changed circumstances.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ADVANCED COMMUNICATIONS TECHNOLOGIES, INC.

Date: March 20, 2007	By:	/s/ John E. Donahue
John E. Donahue Chief Financial Officer